Securities and Exchange Commission
  Judiciary Plaza
  450 Fifth Street
  Washington D.C. 20549


  We were previously the independent accountants
  for the American Trust Allegiance
  Fund, a series of  Advisors Series Trust.    We
  have read their notification of change in independent accountants made in Item 77K of Form N-SAR. We agree with the statements in the filing.





  McGladrey & Pullen, LLP


  New York, New York
  April 26, 2000